BDO Kendalls (NSW) Level 19, 2 Market St Sydney NSW 2000 GPO Box 2551 Sydney NSW 2001 Phone 61 2 9286 5555 Fax 61 2 9286 5599 info.sydney@bdo.com.au www.bdo.com.au

ABN 57 908 209 104
Global Traffic Network, Inc.
800 Second Avenue, Fifth Floor
New York, New York 10017
UNITED STATES OF AMERICA
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement of our report dated September 28, 2006 relating to the financial statements of Global Traffic Network, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the captions “Experts” in the Prospectus.
BDO Kendalls (NSW) (formerly BDO)
Sydney, NSW, Australia
July 11, 2007